Exhibit 99.4

Unit A, 12th Floor, China Overseas Building 139 Hennessy Road, Wanchai, Hong Kong Tel: +852 2950 7800 Fax: +852 2950 7811	香港灣仔軒尼詩道139號 中國海外大廈12樓A室 電話 : +852 2950 7800 傳真 : +852 2950 7811

Date: September 9, 2025

Etoiles Capital Group Co., Ltd
Unit 03-04, 25/F, Cosco Tower
183 Queen’s Road Central, Sheung Wan
Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Legal Opinion on Etoiles Capital Group Co., Ltd (the “Company”)

1.	We are the legal advisers to the Company (the “Engagement”) as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder (the “Rules”), relating to the resale offering (the “Offering”) by the selling shareholders (as named in the Registration Statement) of the Company’s Class A Ordinary Shares (the “Class A Ordinary Shares”) on the Nasdaq Capital Market (the “Nasdaq”). We are qualified lawyers of Hong Kong and as such are qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof. We have been requested to provide our opinion on the matters set forth below.

Applicable law

2.	This opinion is confined solely to Hong Kong laws as applied by the Hong Kong courts as at the date of this opinion. Accordingly, we express no opinion with regard to any system of law other than the Hong Kong laws as at the date hereof as currently applied by the Hong Kong courts. This opinion is to be construed in accordance with the Hong Kong laws. In this opinion, Hong Kong law means Hong Kong domestic law only and not its conflict of law rules. We do not undertake to advise you of any change in facts or law relevant to this opinion or the opinions expressed herein after the date hereof.

Assumptions

3.	For the purpose of giving this opinion, we have examined the documents provided by Etoiles Consultancy Limited and Etoiles Financial Group Limited (the “HK Subsidiaries”) and obtained other relevant documents as we deemed necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company or the HK Subsidiaries.

4.	Furthermore, we made due inquiries as to other facts and questions of law as we deem necessary when rendering this opinion.

5.	Company searches conducted by us with the Companies Registry are limited in respect to the information it produces. Also, the company searches do not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file.

PARTNERS CONSULTANT SOLICITORS	: : :	DAVID L.K. FONG 方良佳律師，TIMOTHY C.K. KWAN 關智傑律師，HERMES H.C. SHIN 單浩銓律師 MATTHEW H.C. WONG 黃漢柱律師 BRUNO C.H. CHAN 陳震雄律師， PAMELA K.Y. NG 吳家宜律師

6.	In rendering this opinion, we have, without any further enquiry or independent verifications, made the following assumptions (the “Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Engagement as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	Each of the parties (other than the Company’s subsidiary established in Hong Kong) to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	The Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	The accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company to us;

(v)	The information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and the companies involved. The search would not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(vi)	The laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vii)	The instructions and information provided by the Company to us are true and accurate to our best belief; and

(viii)	There has been no change in the information contained in the latest records of Company and the companies involved under the Companies Registry made up to the issuance of this opinion.

Opinions

7.	Subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(i)	The Company’s subsidiary established in Hong Kong is validly existing and in good standing under the laws of Hong Kong. The Company’s subsidiary in Hong Kong is operating its businesses legally and had fully complied with the Hong Kong Laws and is not facing any material legal proceedings or any material legal, governmental, arbitrative proceedings, actions, decisions, demands or orders before any competent court, government agency or arbitration body in Hong Kong;

(ii)	Hong Kong Courts may recognize and enforce judgments in civil and commercial matters by the Courts in the mainland via the Mainland Judgments (Reciprocal Enforcement) Ordinance (Cap. 597) provided certain statutory requirements are satisfied. Hong Kong Courts may also recognize and enforce judgments from courts in other jurisdictions in accordance to the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (“FJREO”), the Foreign Judgments (Restriction on Recognition and Enforcement) Ordinance (Cap. 46) and the common law principles. It is to be noted that probate and bankruptcy matters in relation to matrimonial matters would not fall within the scope that the FJREO would cover;

(iii)	The statements set forth in the Registration Statement under the captions “Risk Factors”, “Regulations”, “Enforcement of Civil Liabilities” in each case insofar as such statements purport to describe or summarize the Hong Kong legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein as at the date hereof; and

(iv)	The statements set forth in the Registration Statement under the caption “Hong Kong Taxation” and “Legal Matters” are true and accurate in all material respects and that such statements constitute our opinions.

Qualifications

8.	Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)	Our opinion is limited to the laws of Hong Kong of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than Hong Kong;

(ii)	The laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	This opinion is issued based on the laws of Hong Kong that are currently in effect. For matters not explicitly provided under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(v)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and public searches conducted in Hong Kong;

(vi)	This opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the opinion should not be read independently; and

(vii)	As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

Consent

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ David Fong & Co.

David Fong & Co.

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